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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CONEXANT SPINCO, INC.



             FIRST: The name of the Corporation is Conexant Spinco, Inc.

             SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

             THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

             FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000), and the par value of each of such shares is One Cent ($.01).

             FIFTH: The name and mailing address of the sole incorporator are as follows:

         Name                         Mailing Address
         ----                         ---------------
     Rachel C. Lee                    Chadbourne & Parke LLP
                                      30 Rockefeller Plaza
                                      New York, New York 10112

             SIXTH: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

             SEVENTH: Meetings of shareholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated or provided, at the registered office of the Corporation in the State of


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Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

             EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall be effective with respect to any cause of action, suit, claim or other matter that, but for this Article EIGHTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

             NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for the Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of the


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Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of the Corporation, as the case may be, and also on the Corporation.

             TENTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of shareholders herein are subject to this reservation.

             THE UNDERSIGNED, being the sole incorporator above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument this 10th day of October, 2000.




                                       /s/ Rachel C. Lee
                                       -----------------------------------
                                       Rachel C. Lee
                                       Sole Incorporator


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